Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Update: Line 6B returned to service

HOUSTON, Sept. 28, 2010 – Enbridge Energy Partners, L.P. (“the Partnership”) (NYSE:EEP) confirmed today the safe return to service of Line 6B.

The graduated return to service of Line 6B was conducted in accordance with the previously approved Restart Plan accepted by the Pipeline and Hazardous Materials Safety Administration (PHMSA) as amended September 22.

“During the restart of Line 6B, the safety of the neighboring communities was, and remains, our top priority,” said Terrance McGill, President of the Partnership. “Our commitment to the surrounding communities to complete the pipeline spill restoration continues to be our primary focus. We will be in the Marshall area as long as necessary to make sure we are meeting the requirements of local, state and federal agencies. Enbridge has been in Calhoun and Kalamazoo counties for more than 40 years and we intend to remain part of these communities for many years to come.”

Line 6B operating pressure was phased in gradually until it reached the approved pressure. Under the provisions of the multi-stage Restart Plan, restart operations and conditions along Line 6B include reduced operating pressure, supplementary pipeline control and line monitoring. During the execution of the restart process, both PHMSA and a third party monitor continue to inspect activities for compliance with the approved Restart Plan through completion of other pipeline operating activities as prescribed in the Restart Plan.

Line 6B is a 30-inch, 283,000 bpd line transporting light synthetics, heavy and medium crude oil from Griffith, Indiana to Sarnia, Ontario. It is part of the Partnership’s Lakehead System. The pipeline was shut down on July 26 due to a leak in Marshall, Mich.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com) manages the business and affairs of EEP and its sole asset is an approximate 14 per cent interest in EEP.”

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Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although the Partnership believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Partnership’s SEC filings. While the Partnership makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, the Partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Terri Larson

(713) 353-6317

Toll free: 1-888-992-0997

Email: usmedia@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com